Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-294703

Prospectus Supplement No. 3	To Prospectus dated April 10, 2026

83,250,000 Class A Shares

WaterBridge Infrastructure LLC

Class A Shares

Representing Limited Liability Company Interests

This prospectus supplement amends and supplements the prospectus dated April 10, 2026, as supplemented or amended from time to time (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (No. 333-294703). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on June 24, 2026 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the offer and sale, from time to time, by the selling shareholders identified in the Prospectus of up to an aggregate of 83,250,000 Class A shares representing limited liability company interests (“Class A shares”) in WaterBridge Infrastructure LLC, a Delaware limited liability company.

Our Class A shares are listed on the New York Stock Exchange (the “NYSE”) and NYSE Texas, Inc. (“NYSE Texas”) under the symbol “WBI.” The last reported sales price of our Class A shares on the NYSE on June 24, 2026 was $28.30 per Class A share.

We are a “controlled company” within the meaning of the NYSE and NYSE Texas rules and, as a result, qualify for and rely on exemptions from certain corporate governance requirements.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

INVESTING IN OUR CLASS A SHARES INVOLVES RISKS. SEE THE “RISK FACTORS” SECTION ON PAGE 5 OF THE PROSPECTUS.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus supplement dated June 24, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 18, 2026

WaterBridge Infrastructure LLC

(Exact name of registrant as specified in its charter)

Delaware	001-42850	33-4546086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5555 San Felipe Street, Suite 1200 Houston, Texas 77056
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 230-8864

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A shares representing limited liability company interests	WBI	New York Stock Exchange NYSE Texas, Inc.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 18, 2026, WaterBridge Infrastructure LLC (the “Company”) held its 2026 annual meeting of shareholders (the “2026 Annual Meeting”), at which the Company’s shareholders voted on proposals to (i) elect each of the directors nominated by the board of directors of the Company (the “Board”), each for a one-year term expiring at the Company’s 2027 annual meeting of shareholders (the “2027 Annual Meeting”) or until each such director’s successor is duly elected and qualified or until each such director’s earlier death, resignation, disqualification or removal, (ii) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026, (iii) approve, on a non-binding, advisory basis, the compensation of the Company’s named executive officers (the “Named Executive Officers”) and (iv) approve the frequency of future advisory votes to approve executive compensation.

As of April 23, 2026, the record date for the 2026 Annual Meeting, the Company had 47,016,059 Class A shares representing limited liability company interests in the Company (the “Class A shares”) and 76,440,150 Class B shares representing limited liability company interests in the Company (together with the Class A shares, the “common shares”) outstanding. Holders of common shares were entitled to one vote per common share on each of the forgoing proposals, each of which is more fully described in the Company’s definitive proxy statement on Schedule 14A filed with the U.S. Securities and Exchange Commission on April 30, 2026. There were 112,290,709 common shares represented either virtually or by proxy at the 2026 Annual Meeting, which represented approximately 90.95% of the total voting power of the Company, thereby constituting a quorum.

A summary of the voting results, as certified by the Inspector of Election for the 2026 Annual Meeting, is set forth below.

Proposal 1: Election of Directors

Director Nominee	Votes For	Votes Withheld	Broker Non-Votes
David N. Capobianco	89,809,530	17,336,330	5,144,849
Jason Long	91,413,636	15,732,224	5,144,849
Matthew K. Morrow	89,796,844	17,349,016	5,144,849
Michael S. Sulton	89,794,578	17,351,282	5,144,849
Frank Bayouth	89,797,109	17,348,751	5,144,849
Kara Goodloe Harling	89,797,339	17,348,521	5,144,849
Jeffrey Eaton	89,797,074	17,348,786	5,144,849
Ben Moore	89,778,881	17,366,979	5,144,849
James Crane	102,875,937	4,269,923	5,144,849
Greg Daily	105,196,168	1,949,692	5,144,849
Jeffrey Ritenour	89,801,011	17,344,849	5,144,849
Janet Carrig	106,914,565	231,295	5,144,849
Valerie P. Chase	106,949,257	196,603	5,144,849

The Company’s shareholders elected all 13 of the director nominees to serve until the 2027 Annual Meeting or until each such director’s successor is duly elected and qualified or until each such director’s earlier death, resignation, disqualification or removal.

Proposal 2: Ratification of the Appointment of Deloitte & Touche LLP as the Independent Registered Public Accounting Firm of the Company for Fiscal Year Ending December 31, 2026

Votes For	Votes Against	Abstentions
112,126,827	152,412	11,470

The Company’s shareholders ratified the appointment of Deloitte & Touche LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2026.

Proposal 3: Non-binding, advisory vote to approve the compensation of the Company’s Named Executive Officers

Votes For	Votes Against	Abstentions	Broker Non-Votes
107,003,160	113,269	29,431	5,144,849

The Company’s shareholders approved, on a non-binding, advisory basis, the compensation of the Company’s Named Executive Officers.

Proposal 4: Non-binding, advisory vote to approve the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers

One Year	Two Years	Three Years	Abstentions	Broker Non-Votes
105,442,714	1,650,854	21,957	30,335	5,144,849

The Company’s shareholders approved, on a non-binding, advisory basis, a frequency of one year for future advisory votes on the compensation of the Company’s Named Executive Officers.

Based on the vote of our shareholders at the 2026 Annual Meeting, and consistent with the Board’s recommendation set forth in the Company’s proxy statement, the Board has determined that the Company will conduct a vote to approve, on an advisory basis, the compensation of the Company’s Named Executive Officers every year until the next shareholder advisory vote on the frequency of future advisory votes on the compensation of the Company’s Named Executive Officers or until the Board otherwise determines that a different frequency for such advisory votes is in the best interests of the Company’s shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WATERBRIDGE INFRASTRUCTURE LLC

By:	/s/ Scott L. McNeely
Name: Scott L. McNeely
Title: Chief Financial Officer

Date: June 24, 2026